Exhibit 23.1

Lara Marambio & Asociados RIF J-00327665-0 Torre B.O.D., Piso 21 Av. Blandin, La Castellana Caracas 1060 - Venezuela Telf: +58 (212) 206 8501 Fax: +58 (212) 206 8870 www.deloitte.com/ve

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement under Schedule B of our reports dated February 3, 2020 relating to the financial statements of CORPORACION ANDINA DE FOMENTO and the effectiveness of CORPORACION ANDINA DE FOMENTO’s internal control over financial reporting. We also consent to the reference to us under the headings “Experts” in such Registration Statement.

/s/ Deloitte

April 17, 2020

Lara Marambio & Asociados. A member firm of Deloitte Touche Tohmatsu Limited.

www.deloitte.com/ve

Deloitte refers to one or more of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee, and its network of member firms, each of which is a legally separate and Independent entity. Please see www.deloitte.com/about for a detailed description of the legal structure of Deloitte Touche Tohmatsu Limited and its member firms.